Exhibit 23.2

                          Independent Auditors' Report Consent
                          -----------------------------------

The Board of Directors
ZIM Corporation


We consent to the use of our report dated October 8, 2002 with respect to the consolidated balance sheets of ZIM Technologies International Inc. as of May 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for each of the years in the two-year period ended May 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated October 8, 2002 contains a Comment by Auditors for U.S.
Readers on Canada-U.S. Difference that is included because, as disclosed in Note 1 (a) to the consolidated financial statements, the Company has negative working capital at May 31, 2002, has incurred losses for the year and for the preceeding five years, generated negative cash flow from operations for the year and for the preceeding five years and has a deficiency in shareholders' equity at May 31, 2002, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

"KPMG LLP"
CHARTERED ACCOUNTANTS

Ottawa, Canada
December 2, 2003